Exhibit 99.1

News Release	Contact: Investors: Media:	Kerry K. Calaiaro (212) 915-8084 Email: kerry.calaiaro@willis.com Will Thoretz (212) 915-8251 Email: will.thoretz@willis.com
Willis Completes Leveraged Transaction with Family Shareholders and
Astorg Partners to Reorganize Capital of Gras Savoye
NEW YORK, December 17, 2009 — Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, said today it has completed a leveraged transaction with the original family shareholders of Gras Savoye & Cie, the leading French insurance broker, and Astorg Partners, a private equity fund, to reorganize the capital of Gras Savoye.
With the closing of the transaction, Willis, the family shareholders of Gras Savoye, and Astorg each now own equal stakes of 31.8 percent in the new holding company and have equal representation of 33.3 percent of the voting rights on its Board. The remaining 4.5 percent is held by a large pool of Gras Savoye managers.
Gras Savoye has been an Associate company of Willis since 1997 when Willis acquired a 33 percent ownership interest. Willis had gradually increased its shareholding to 48.6 percent of voting rights (46.2 percent of outstanding shares), with family shareholders and management owning the remainder.
The leveraged transaction valued Willis’ investment in Gras Savoye at approximately $335 million. Willis rolled over approximately $132 million in equity and convertible debt and lent approximately $47 million to the new holding company at a rate of 6 percent per annum. As a result, Willis received approximately $156 million of tax-free net cash proceeds from the transaction, which it will use to pay down existing debt.
Willis has the option to purchase 100 percent of the capital in the new holding company in 2015, should it choose to do so, with notification in 2014. An existing put option, which gave family shareholders an option to sell their shares in Gras Savoye to Willis between now and 2011, has been cancelled.
Financial information in this press release has been translated between Euros and US Dollars at a rate of exchange of $1 = €0.687, the closing euro rate on December 15, 2009. Additional information relating to the transaction can be found in Willis’ 8-K filed on November 19, 2009.

About Willis
Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 20,000 Associates serving clients in approximately 190 countries. Additional information on Willis may be found at www.willis.com.
Forward-Looking Statements
This communication may contain forward-looking information regarding Willis Group Holdings Limited, Gras Savoye and Astorg and the combined company after the completion of the transaction that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the potential benefits of the transaction, the parties’ plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on current beliefs, expectations, forecasts and assumptions of management that are subject to risks and uncertainties which could cause actual outcomes and results to differ materially from these statements. Other risks and uncertainties relating to the transaction include, but are not limited to, the expected operating and financial performance of Gras Savoye, achieving the expected synergies and other strategic benefits as a result of the transaction, general industry and market conditions, general domestic and international economic conditions and governmental laws and regulations affecting domestic and foreign operations.
The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors see the section entitled ''Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2008 and our Form 10-Q for the quarter ended September 30, 2009 as filed with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or on request from Willis as set forth in Part I, Item 1 “Business-Available Information” in Willis’ Form 10-K. These forward-looking statements speak only as of the date made and the parties will not update these forward-looking statements unless the securities laws require it. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and you should not place undue reliance on these forward-looking statements.
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